FNF Reports First Quarter 2022 Financial Results

Jacksonville, Fla. – (May 10, 2022) - Fidelity National Financial, Inc. (NYSE:FNF) (the Company), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through FNF’s wholly-owned subsidiary, F&G, today reported financial results for the first quarter ended March 31, 2022.

Net earnings attributable to common shareholders for the first quarter of $397 million, or $1.40 per diluted share (per share), compared to $605 million, or $2.08 per share, for the first quarter of 2021. Net earnings attributable to common shareholders for the first quarter of 2022 includes $28 million of net favorable mark-to-market effects and $19 million of other unfavorable items; all of which are excluded from adjusted net earnings attributable to common shareholders.

Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter of $388 million, or $1.37 per share, compared to $455 million, or $1.56 per share, for the first quarter of 2021. The decrease from the prior year quarter was primarily driven by Title’s significant decrease in refinance volume relative to robust levels seen early last year; partially offset by higher average fee per file, strong commercial orders closed and sustained levels of residential purchase orders closed. F&G’s adjusted net earnings for the first quarter of 2022 were $82 million, including $16 million of net unfavorable items, compared to $78 million, including $12 million of net favorable items, for the first quarter of 2021.

Company Highlights

•Stable Title Revenue: For the Title segment, total revenue of $2.4 billion, compared to $2.5 billion in total revenue in the first quarter of 2021. Total revenue, excluding recognized gains and losses, of $2.6 billion, in line with the first quarter of 2021
•Growth strategy drives strong sales for F&G: Total sales of $2.6 billion for the first quarter, a 57% increase over first quarter 2021 and an 18% increase over fourth quarter 2021, due to continued expansion in new channels
•Partial spin-off of F&G announced to unlock the value of both businesses: On March 16, 2022, FNF announced a planned transaction to distribute 15% ownership of F&G to FNF shareholders on a pro rata basis; FNF will retain control of F&G through an 85% ownership stake and remains committed to F&G’s growth and long-term success. The transaction is expected to close in late third quarter or early fourth quarter of 2022, subject to customary approvals
•Ample deployable capital supports shareholder value: FNF has repurchased 2.75 million shares for a total $134 million, at an average price of $48.68 per share, in the first quarter and paid common dividends at $0.44 per share for a total $124 million. FNF ended the first quarter with $1.5 billion in cash and short-term liquid investments at the holding company

William P. Foley, II, commented, “We had great performance in the first quarter, despite the economic and geopolitical challenges that persist, as we increased total revenue by 2% to $3.2 billion from the prior year. Our Title business was boosted by strong demand in the commercial market and home price appreciation in the residential purchase market, which offset the continued decline in refinance volumes in the rising interest rate environment. F&G continues to execute well on its diversified growth strategy and delivered strong sales in the first quarter which, in turn, drives growth in assets under management and profitability, particularly in a rising interest rate environment. F&G provides our company with a stable and countercyclical source of earnings that is poised to benefit as interest rates rise.”

Mr. Foley concluded, “We also remain committed to creating value for our shareholders and believe that our plan to dividend 15% ownership of F&G to FNF shareholders in the second half of this year will help to unlock the market value of both industry leading businesses. F&G has exceeded expectations since we closed on the acquisition in June of 2020 and, by retaining 85% ownership of F&G, we will continue to benefit from their growth which positions F&G to provide strong cash flows and earnings to FNF over the coming years. Looking forward, we expect to create shareholder value through continued investment in our business and returning capital to shareholders, as well as evaluating strategically aligned acquisitions, to maintain attractive returns for all of our stakeholders. With an ample capital position at our holding company, we deployed $258 million through our quarterly dividend and share repurchase program in the first quarter. This is ahead of pace with the $907 million of capital returned to our shareholders during full year 2021.”

Summary Financial Results

(In millions, except per share data)	Three Months Ended
(in millions, except per share data)	March 31, 2022	March 31, 2021
Total revenue	$3,165	$3,100
F&G total sales[1]	$2,589	$1,654
Total assets	$60,857	$51,489
Adjusted pre-tax title margin	17.1%	19.9%
Net earnings attributable to common shareholders	$397	$605
Net earnings per share attributable to common shareholders	$1.40	$2.08
Adjusted net earnings[1]	$388	$455
Adjusted net earnings per share[1]	$1.37	$1.56
Weighted average common diluted shares	283	291
Total common shares outstanding	281	289

Segment Financial Results

Title
This segment consists of the operations of the Company’s title insurance underwriters and related businesses, which provide core title insurance and escrow and other title-related services including loan sub-servicing, valuations, default services, and home warranty products.

First Quarter 2022 Highlights

Mike Nolan, Chief Executive Officer, said, “I am pleased with the stability of our Title business, as we delivered adjusted pre-tax title earnings of $437 million and an adjusted pre-tax title margin of 17.1% in the first quarter, despite significant uncertainty and volatility in the macro environment. Strength in residential purchase and commercial revenue helped to buffer the ongoing contraction in refinance volumes, which hold a significantly lower fee per file. Looking ahead in 2022, we believe that we are well-positioned to navigate the effects of a rising interest rate environment, with scale advantage as the nationwide market leader, efficiencies from our innovative technology enabled platform, and a disciplined operating strategy and proven track record of quickly adjusting our operating model for significant fluctuations in opened and closed orders.”

•Total revenue of $2.4 billion, compared to $2.5 billion in total revenue in the first quarter of 2021
•Total revenue, excluding recognized gains and losses, of $2.6 billion, in line with the first quarter of 2021
◦Direct title premiums of $767 million, a 3% increase over first quarter of 2021
◦Agency title premiums of $1.1 billion, a 4% increase over first quarter of 2021
1 See definition of non-GAAP measures below

◦Commercial revenue of $374 million, a 46% increase over first quarter of 2021
•Purchase orders opened decreased 1% on a daily basis and purchase orders closed decreased 1% on a daily basis from the first quarter of 2021
•Refinance orders opened decreased 57% on a daily basis and refinance orders closed decreased 58% on a daily basis from first quarter of 2021
•Commercial orders opened increased 6% and commercial orders closed increased 7% over first quarter of 2021
•Total fee per file of $2,891 for the first quarter, a 49% increase over first quarter of 2021

First Quarter 2022 Financial Results

•Pre-tax title margin of 10.4% and industry leading adjusted pre-tax title margin of 17.1% for the first quarter of 2022, compared to 17.4% and 19.9%, respectively, in the first quarter of 2021
•Pre-tax earnings from continuing operations in Title for the first quarter of $249 million, compared to $439 million for the first quarter of 2021
•Adjusted pre-tax earnings in Title for the first quarter of $437 million compared to $512 million for the first quarter of 2021. The decrease from the prior year quarter was primarily driven by the significant decrease in the volume of refinance orders closed relative to the robust levels seen last year; partially offset by the higher average fee per file reflective of the current mix of business, continued strength in commercial orders closed, and sustained levels of residential purchase orders closed

F&G
This segment consists of operations of FNF’s wholly-owned subsidiary F&G, a leading provider of insurance solutions serving retail annuity and life customers and funding agreement and pension risk transfer institutional clients.

First Quarter 2022

Chris Blunt, President and Chief Executive Officer of F&G, commented, “F&G is off to a strong start in 2022, as demonstrated by our first quarter results. We generated strong sales of $2.6 billion which, in turn, drove our assets under management to $38.6 billion. In the retail channels, we have seen record levels of submitted annuity premium in March and April, following an inflection point from pricing actions taken in response to the macro environment in the fourth quarter which carried into early first quarter. Momentum continues in our institutional channels and we closed our largest pension risk transfer transaction to-date in the first quarter, with over $500 million of premium transferred.”

Regarding the recently announced transaction to distribute 15% ownership of F&G to FNF shareholders, Mr. Blunt said, “We are making progress toward a targeted closing in late third quarter or early fourth quarter of 2022. Overall, we are well positioned for future growth opportunities and view the transition to being a publicly traded company as a vote of confidence for our business.”

•Total sales of $2.6 billion for the first quarter, an increase of 57% over the first quarter 2021 and an increase of 18% over fourth quarter 2021; reflects successful execution of F&G’s diversified growth strategy and a disciplined approach to pricing
•Retail sales of $1.5 billion for the first quarter, in line with near record sales in the first quarter 2021 and steady growth of 6% over fourth quarter 2021
•Institutional sales of $1.1 billion for the first quarter, includes a $527 million pension risk transfer transaction and $600 million of funding agreement issuances, compared to $125 million funding agreement issuance for the first quarter 2021; reflects expansion in new markets
•Average assets under management (AAUM) of $37.5 billion for the first quarter, an increase of 29% from $29.0 billion in the first quarter 2021, driven by net new business asset flows. Ending assets under management were $38.6 billion as of March 31, 2022
•Net earnings attributable to common shareholders for F&G of $236 million for the first quarter, compared to $289 million for the first quarter of 2021

•Adjusted net earnings for F&G of $82 million for the first quarter, compared to $78 million for the first quarter of 2021. Adjusted net earnings excluding notable items were $98 million in the first quarter, an increase of $32 million or 48% compared to $66 million in the prior year quarter, primarily driven by growth in assets under management
◦Net unfavorable items in first quarter of 2022 were $16 million, including $38 million of income tax expense due to a valuation allowance recorded against deferred tax assets related to the past sale of discontinued operations, partially offset by $22 million favorable items primarily comprised of gains on collateralized loan obligation (CLO) redemptions
◦Net favorable items in first quarter of 2021 were $12 million, primarily as a result of favorable mortality and gains on CLO redemptions

Conference Call
We will host a call with investors and analysts to discuss FNF’s first quarter 2022 results on Wednesday, May 11, 2022, beginning at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com. The telephone replay will be available from 2:00 p.m. Eastern Time on May 11, 2022, through May 18, 2022, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13728494. An expanded quarterly financial supplement providing F&G segment results is available on the FNF Investor Relations website.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this earnings release includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), adjusted net earnings attributable to common shareholders (adjusted net earnings), net investment spread, assets under management (AUM), average assets under management (AAUM) and sales.

Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, FNF believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, net earnings per share, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the potential impact of the consummation of the F&G transaction on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business, political and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission (SEC).
FNF-E

SOURCE: Fidelity National Financial, Inc.

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2022
Direct title premiums	$767	$767	$—	$—
Agency title premiums	1,099	1,099	—	—
Escrow, title related and other fees	1,290	665	594	31
Total title and escrow	3,156	2,531	594	31

Interest and investment income	478	27	451	—
Recognized gains and losses, net	(469)	(175)	(297)	3
Total revenue	3,165	2,383	748	34

Personnel costs	823	776	30	17
Agent commissions	844	844	—	—
Other operating expenses	442	397	18	27
Benefits & other policy reserve changes	208	—	208	—
Depreciation and amortization	182	33	143	6
Provision for title claim losses	84	84	—	—
Interest expense	30	—	8	22
Total expenses	2,613	2,134	407	72

Pre-tax earnings (loss) from continuing operations	$552	$249	$341	$(38)

Income tax expense (benefit)	155	57	105	(7)
Earnings (loss) from equity investments	2	2	—	—
Earnings (loss) from discontinued operations, net of tax	—	—	—	—
Non-controlling interests	2	3	—	(1)

Net earnings (loss) attributable to common shareholders	$397	$191	$236	$(30)

EPS from continuing operations attributable to common shareholders - basic	$1.41
EPS from discontinued operations attributable to common shareholders - basic	—
EPS attributable to common shareholders - basic	$1.41

EPS from continuing operations attributable to common shareholders - diluted	$1.40
EPS from discontinued operations attributable to common shareholders - diluted	—
EPS attributable to common shareholders - diluted	$1.40

Weighted average shares - basic	281
Weighted average shares - diluted	283

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2022
Net earnings (loss) attributable to common shareholders	$397	$191	$236	$(30)

Earnings from discontinued operations, net of tax	—	—	—	—

Net earnings (loss) from continuing operations attributable to common shareholders	$397	$191	$236	$(30)

Pre-tax earnings (loss) from continuing operations	$552	$249	$341	$(38)

Non-GAAP Adjustments
Recognized (gains) and losses, net	139	175	(33)	(3)
Indexed product related derivatives	(168)	—	(168)	—
Purchase price amortization	23	13	6	4
Transaction costs	2	—	—	2

Adjusted pre-tax earnings (loss)	$548	$437	$146	$(35)

Total non-GAAP, pre-tax adjustments	$(4)	$188	$(195)	$3
Income taxes on non-GAAP adjustments	(5)	(45)	41	(1)
Total non-GAAP adjustments	$(9)	$143	$(154)	$2

Adjusted net earnings (loss) from continuing operations attributable to common shareholders	$388	$334	$82	$(28)

Adjusted EPS from continuing operations attributable to common shareholders - diluted	1.37

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2021
Direct title premiums	$746	$746	$—	$—
Agency title premiums	1,058	1,058	—	—
Escrow, title related and other fees	851	745	64	42
Total title and escrow	2,655	2,549	64	42

Interest and investment income	402	29	373	—
Recognized gains and losses, net	43	(59)	102	—
Total revenue	3,100	2,519	539	42

Personnel costs	812	754	29	29
Agent commissions	807	807	—	—
Other operating expenses	458	405	28	25
Benefits & other policy reserve changes	(26)	—	(26)	—
Depreciation and amortization	183	33	144	6
Provision for title claim losses	81	81	—	—
Interest expense	28	—	8	20
Total expenses	2,343	2,080	183	80

Pre-tax earnings (loss)	$757	$439	$356	$(38)

Income tax expense (benefit)	166	103	72	(9)
Earnings from equity investments	13	8	—	5
Earnings (loss) from discontinued operations, net of tax	5	—	5	—
Non-controlling interests	4	4	—	—

Net earnings (loss) attributable to common shareholders	$605	$340	$289	$(24)

EPS from continuing operations attributable to common shareholders - basic	$2.07
EPS from discontinued operations attributable to common shareholders - basic	$0.02
EPS attributable to common shareholders - basic	$2.09

EPS from continuing operations attributable to common shareholders - diluted	$2.06
EPS from discontinued operations attributable to common shareholders - diluted	$0.02
EPS attributable to common shareholders - diluted	$2.08

Weighted average shares - basic	289
Weighted average shares - diluted	291

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2021
Net earnings (loss) attributable to common shareholders	$605	$340	$289	$(24)

Earnings from discontinued operations, net of tax	$5	$—	$5	$—

Net earnings (loss) from continuing operations, attributable to common shareholders	$600	$340	$284	$(24)

Pre-tax earnings (loss) from continuing operations	757	439	356	(38)

Non-GAAP Adjustments
Recognized (gains) and losses, net	(23)	59	(82)	—
Indexed product related derivatives	(185)	—	(185)	—
Purchase price amortization	25	14	7	4
Transaction costs	6	—	2	4

Adjusted pre-tax earnings (loss)	$580	$512	$98	$(30)

Total non-GAAP, pre-tax adjustments	$(177)	$73	$(258)	$8
Income taxes on non-GAAP adjustments	32	(18)	52	(2)
Total non-GAAP adjustments	$(145)	$55	$(206)	$6

Adjusted net earnings attributable to common shareholders	$455	$395	$78	$(18)

Adjusted EPS attributable to common shareholders - diluted	$1.56

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	March 31, 2022	December 31, 2021
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$46,520	$47,135
Goodwill	4,539	4,539
Title plant	400	400
Total assets	60,857	60,690
Notes payable	3,095	3,096
Reserve for title claim losses	1,912	1,883
Secured trust deposits	970	934
Non-controlling interests	41	43
Total equity and non-controlling interests	8,118	9,457
Total equity attributable to common shareholders	8,077	9,414

Non-GAAP Measures and Other Information

Title

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended
(Dollars in millions)	March 31, 2022	March 31, 2021
Pre-tax earnings	$249	$439
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	175	59
Purchase price amortization	13	14
Total non-GAAP adjustments	188	73
Adjusted pre-tax earnings	$437	$512
Adjusted pre-tax margin	17.1%	19.9%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Quarterly Opened Orders ('000's except % data)
Total opened orders*	522	536	688	695	770	728	847	693
Total opened orders per day*	8.6	8.5	10.8	10.9	12.6	11.6	13.2	10.8
Purchase % of opened orders	62%	53%	50%	53%	42%	38%	40%	37%
Refinance % of opened orders	38%	47%	50%	47%	58%	62%	60%	63%
Total closed orders*	380	477	527	568	597	617	571	487
Total closed orders per day*	6.2	7.6	8.2	8.9	9.8	9.8	8.9	7.6
Purchase % of closed orders	55%	51%	50%	47%	34%	38%	42%	35%
Refinance % of closed orders	45%	49%	50%	53%	66%	62%	58%	65%

Commercial (millions, except orders in '000's)
Total commercial revenue	$374	$546	$366	$347	$257	$322	$216	$184
Total commercial opened orders	66.1	64.5	66.8	69.4	62.2	57.0	58.1	43.9
Total commercial closed orders	37.4	46.1	40.1	42.3	34.8	39.5	30.6	25.7

National commercial revenue	$196	$313	$183	$176	$127	$177	$113	$96
National commercial opened orders	27.5	26.0	27.7	27.4	23.4	21.4	21.7	15.2
National commercial closed orders	14.6	18.1	14.8	14.9	11.2	13.4	9.8	8.8

Total Fee Per File
Fee per file	$2,891	$3,023	$2,581	$2,444	$1,944	$2,116	$2,063	$1,889
Residential fee per file	$2,188	$2,158	$2,097	$2,030	$1,644	$1,661	$1,803	$1,614
Total commercial fee per file	$10,000	$11,800	$9,100	$8,200	$7,400	$8,200	$7,100	$7,200
National commercial fee per file	$13,400	$17,300	$12,400	$11,800	$11,300	$13,200	$11,500	$10,900

Total Staffing
Total field operations employees	13,400	13,600	13,700	13,500	13,200	12,800	12,300	10,900

Actual title claims paid ($ millions)	$54	$62	$55	$56	$46	$54	$50	$51

Title (continued)

FIDELITY NATIONAL FINANCIAL, INC.
MONTHLY TITLE ORDER STATISTICS

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2022	166,000	57%	119,000	50%
February 2022	165,000	61%	118,000	54%
March 2022	191,000	68%	143,000	60%

First Quarter 2022	522,000	62%	380,000	55%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2021	256,000	37%	179,000	32%
February 2021	252,000	40%	188,000	32%
March 2021	262,000	49%	230,000	37%

First Quarter 2021	770,000	42%	597,000	34%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G

The table below reconciles net earnings attributable to common shareholders to adjusted net earnings from continuing operations attributable to common shareholders.

	Three Months Ended
	March 31, 2022	March 31, 2021
(Dollars in millions)
Net earnings (loss) attributable to common shareholders	$236	$289
Less: Earnings (loss) from discontinued operations, net of tax	—	5
Net earnings (loss) from continuing operations attributable to common shareholders	$236	$284
Non-GAAP adjustments(1,2):
Recognized (gains) and losses, net	(33)	(82)
Indexed product related derivatives	(168)	(185)
Purchase price amortization	6	7
Transaction costs	—	2
Income taxes on non-GAAP adjustments	41	52
Adjusted net earnings from continuing operations attributable to common shareholders(1)	$82	$78

Adjusted net earnings from continuing operations attributable to common shareholders include $16 million of net unfavorable and $12 million of net favorable items in the three months ended March 31, 2022 and March 31, 2021, respectively.

The table below provides summary financial highlights.

	Three Months Ended
(Dollars in millions)	March 31, 2022	March 31, 2021
Average assets under management (AAUM)(1)	$37,459	$29,016
Net investment spread - FIA(1)	3.42%	2.98%
Net investment spread - All products(1)	2.89%	2.55%
Net earnings (loss) from continuing operations attributable to common shareholders	$236	$284
Adjusted net earnings from continuing operations attributable to common shareholders(1)	$82	$78

The table below provides a summary of sales highlights.

	Three Months Ended
(In millions)	March 31, 2022	March 31, 2021
Total annuity sales(1)	$1,435	$1,514
Indexed universal life sales(1)	$27	$15
Institutional sales(1)(3)	$1,127	$125
Total sales(1)	$2,589	$1,654

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.
2.Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.
3.Institutional sales include funding agreements (FABN/FHLB) and pension risk transfer.

DEFINITIONS
The following represents the definitions of non-GAAP measures used by the Company.

Adjusted Net Earnings Attributable to Common Shareholders (Adjusted Net Earnings)

Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) from continuing operations attributable to common shareholders to eliminate:
i.Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment ("OTTI") losses, recognized in operations; the impact of market volatility on the alternative asset portfolio that differ from management's expectation of returns over the life of these assets; and the effect of changes in fair value of the reinsurance related embedded derivative;
ii.Indexed product related derivatives: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost;
iii.Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (VODA)) recognized as a result of acquisition activities;
iv.Transaction costs: the impacts related to acquisition, integration and merger related items; and
v.Other "non-recurring", "infrequent" or "unusual items": Management excludes certain items determined to be “non-recurring”, “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years.

Adjustments to adjusted net earnings are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Net Investment Spread

Net investment spread is the excess of net investment income, adjusted for market volatility on the alternative asset investment portfolio, earned over the sum of interest credited to policyholders and the cost of hedging our risk on indexed product policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.

Assets Under Management (AUM)
AUM is calculated as the sum of:

i.total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP;
ii.related party loans and investments;
iii.accrued investment income;
iv.the net payable/receivable for the purchase/sale of investments, and
v.cash and cash equivalents excluding derivative collateral at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.
Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Average Assets Under Management (AAUM)

AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e. contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.